EXHIBIT 21

                    Subsidiaries of AmeriVest Properties Inc.



       Subsidiary Name                             State of Incorporation
       ---------------                             ----------------------

       AmeriVest Broadway Properties Inc.          Colorado
       AmeriVest Sheridan Center Inc.              Colorado
       AmeriVest Properties Texas Inc.             Texas
       AmeriVest Buildings Texas Inc.              Texas
       AmeriVest Properties Indiana Inc.           Indiana
       AmeriVest Inverness Inc.                    Colorado
       AmeriVest Arrowhead Inc.                    Arizona
       AmeriVest Kellogg Inc.                      Colorado